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                                                                EXHIBIT 23.5

                          [LEHMAN BROTHERS LETTERHEAD]

                        Consent of Lehman Brothers Inc.
                        -------------------------------

We hereby consent to the use of our opinion letter dated March 5, 1997 to the Board of Directors of Washington Mutual, Inc. ("Washington Mutual") included as Appendix B to the Registration Statement on Form S-4 of Washington Mutual relating to the merger of Great Western Financial Corporation with and into a wholly owned subsidiary of Washington Mutual and to the references to such opinion in such Registration Statement under the captions "SUMMARY - Opinions of Financial Advisors", "THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Background of the Washington Mutual/Great Western Merger", "THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Reasons for the Washington Mutual/Great Western Merger; Recommendations of the Boards of Directors" and "THE WASHINGTON MUTUAL/GREAT WESTERN MERGER - Opinions of Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        LEHMAN BROTHERS INC.


                                        /s/ Lehman Brothers Inc.

May 8, 1997